Exhibit 10.1
August 12, 2025
Weifang Zhou
Dear Weifang,
This letter memorializes our agreement to modify your existing offer letter with UL Solutions Inc. (the “Company”) dated June 27, 2012, as follows:
1.From September 1, 2025 through June 30, 2027, you will serve as Executive Vice President, Special Advisor to the Company’s President and Chief Executive Officer (the “CEO”). In this role, you will provide strategic guidance and expertise on key priorities and emerging market trends impacting the industry. In performing such role you will assess business landscapes, identify opportunities and risks, and collaborate with stakeholders—including members of the Executive Leadership Team and their teams—to drive alignment and support for strategic initiatives. In addition, you will perform such other duties as may be requested or directed by the CEO from time to time.
2.You will report to the CEO and may be based in either the United States or at the Company’s Asia Headquarters in Singapore, with such business travel as necessary for your role and/or as otherwise reasonably requested by the Company. The role does not include direct report responsibilities and will function within a matrixed team structure. Should you and the CEO mutually agree by February 28, 2026, on Singapore as the location to perform this role, the Company will provide you with an agreement detailing the terms of your secondment, including available relocation and tax assistance benefits, which will be consistent with what the Company provides to other executive level officers pursuant to applicable Company policies.
3.While serving as a Special Advisor to the CEO, your compensation (including but not limited to your base salary and short- and long-term incentive opportunity) will remain at the same level as immediately prior to the change in your role. In such capacity, you will continue to be eligible for severance benefits under the UL Inc. Executive Regular and Change in Control Severance Plan, as you remain an Executive Vice President (EVP) of the Company.
4.Effective as of June 30, 2027, you will retire from employment with the Company and its affiliates. Your termination from employment will be treated as a voluntary “Retirement” for purposes of the Company’s All Employee Incentive Plan, Long-Term Incentive Plan (“LTIP”) and such other plans, programs or arrangements in which you participate as of such date. By entering into this agreement, the LTIP’s requirement of providing 6 months’ notice of intent to retire will be deemed satisfied. During the time you remain employed as Special Advisor to the CEO, you will continue to be eligible for future grants under the LTIP in 2026 and 2027, subject to approval by the Human Capital and Compensation Committee of the Board. For the avoidance of doubt, in the event you retire from the Company as anticipated on June 30, 2027, you will continue to be eligible to vest in any unvested awards pursuant to the terms of the LTIP.
5.Except as expressly modified by this amendment to your June 27, 2012 offer letter, all other terms and conditions of such offer letter remain unchanged and in full force and effect. For the avoidance of doubt, your offer letters or other understandings regarding your employment that were entered into before June 27, 2012 have been superseded and no longer apply.

Sincerely,	I hereby accept the above amendment:
/s/ Linda Chapin Linda Chapin, EVP & Chief Human Resources Officer	/s/ Weifang Zhou Weifang Zhou
Date August 12, 2025	Date August 12, 2025